SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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ENDOCARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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ENDOCARE, INC.

201 Technology Drive
Irvine, California 92618

SUPPLEMENT DATED AS OF AUGUST 12, 2004

TO PROXY STATEMENT DATED AS OF AUGUST 10, 2004

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On September 10, 2004

      Explanatory Note: We are mailing this Supplement, dated as of August 12, 2004 (this “Supplement”), to our stockholders concurrently with our Proxy Statement, dated as of August 10, 2004 (the “Proxy Statement”), and our Annual Report for fiscal year 2003. The purpose of this Supplement is to provide information regarding our appointment of Michael R. Rodriguez as our new Chief Financial Officer and Senior Vice President, Finance, and the resignation of Katherine Greenberg, our prior Chief Financial Officer and Senior Vice President, Finance.

      As we reported by press release on August 10, 2004 and in a Form 8-K filed on August 12, 2004, we have appointed Michael R. Rodriguez, 37, our new Chief Financial Officer and Senior Vice President, effective August 11, 2004. Mr. Rodriguez has assumed the position previously held by Katherine Greenberg, who resigned effective August 10, 2004.

      Since January 2004, Mr. Rodriguez has served as a consultant to us, assisting us in working on a variety of financial and operational projects and, more recently, assisting with work regarding our compliance with Section 404 of the Sarbanes-Oxley Act. In that capacity he reported directly to our President & Chief Operating Officer William J. Nydam. We paid Mr. Rodriguez an aggregate of $172,000 for these consulting services.

      Prior to joining us as a consultant, Mr. Rodriguez served as Executive Vice President and Chief Financial Officer of Directfit, Inc., a provider of information technology staffing services, from June 2000 to November 2003. From September 1997 to June 2000, Mr. Rodriguez held a variety of positions, including Senior Vice President and Chief Financial Officer, with Tickets.com, Inc., a publicly-traded Internet-based provider of entertainment ticketing services and software. From June 1995 to September 1997, Mr. Rodriguez was Corporate Controller and Director of Finance at EDix Corporation, a medical informatics company. Mr. Rodriguez began his career at Arthur Andersen LLP and was with that firm from 1989 to 1993. Mr. Rodriguez holds a B.S. degree in accounting from the University of Southern California and an M.B.A. from Stanford University and he is a certified public accountant.

      Other than the options to be granted to Mr. Rodriguez pursuant to his employment agreement described below, Mr. Rodriguez does not hold any shares of our common stock or any right to acquire any shares of our common stock.

Employment Agreement with Mr. Rodriguez

      We have entered into an employment agreement with Mr. Rodriguez, dated as of August 11, 2004. Under his employment agreement, Mr. Rodriguez’s initial base salary is $200,000 per year, and Mr. Rodriguez is eligible to receive an annual bonus of up to 40% of his base salary. In addition, we have agreed to pay to Mr. Rodriguez a $20,000 signing bonus within 30 days of the effective date of his employment agreement.

      Mr. Rodriguez’s employment agreement provides that Mr. Rodriguez will receive options to purchase 275,000 shares of our common stock, at an exercise price equal to the fair market value of the common stock on the grant date. These options vest as to 25% of the shares on the first anniversary of Mr. Rodriguez’s employment and 1/48th of the shares at the end of each monthly anniversary thereafter. The vesting will accelerate upon the occurrence of a change in control of us. These options expire on the tenth anniversary of Mr. Rodriguez’s employment.

      Mr. Rodriguez’s employment agreement also provides that, if we terminate Mr. Rodriguez’s employment other than for “cause” (as defined in the employment agreement) or if Mr. Rodriguez terminates his employment for “good reason” (as defined in the employment agreement), then, during the period of time from the termination date until the first anniversary of the termination date, we will continue to pay to Mr. Rodriguez his base salary and make available to Mr. Rodriguez the benefits made generally available by us to our employees, to the extent permitted under applicable law and the terms of the benefit plans.

Resignation of Ms. Greenberg

      In connection with her resignation, we currently are engaged in discussions with Ms. Greenberg to finalize a separation agreement pursuant to which we potentially provide Ms. Greenberg with salary continuation for an agreed-upon period in exchange for, among other things, our receipt of a general release of claims and cooperation in transition from Ms. Greenberg. Ultimately, we may not enter into a separation agreement with Ms. Greenberg upon terms favorable to us, or at all.